Exhibit 10.1

EXECUTION VERSION

FOURTH AMENDMENT TO AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

This Fourth Amendment to Amended and Restated Master Repurchase Agreement (this “Amendment”), effective as of June 30, 2021, is by and among KREF LENDING III LLC, a Delaware limited liability company (“QRS Seller”), KREF LENDING III TRS LLC, a Delaware limited liability company (“TRS Seller”; together with QRS Seller, the “Sellers” and each a “Seller”) and GOLDMAN SACHS BANK USA, a New York chartered bank (“Buyer”), and solely for purposes of Section 3 hereof, KREF HOLDINGS III LLC (“Pledgor”) and KKR REAL ESTATE FINANCE HOLDINGS L.P. (“Guarantor”).  Capitalized terms used but  not otherwise defined herein shall have the meanings given to them in the Repurchase Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Sellers and Buyer have entered into that certain Amended and Restated Master Repurchase Agreement, dated as of November 1, 2017 (as amended by that certain First Amendment to Amended and Restated Master Repurchase Agreement, dated as of July 31, 2018, that certain Second Amendment to Amended and Restated Master Repurchase Agreement, dated as of October 31, 2018, that certain Third Amendment to Amended and Restated Master Repurchase Agreement, dated as of May 22, 2020 and as may be further amended, modified and/or restated from time to time, the “Repurchase Agreement”); and

WHEREAS, the Sellers and Buyer wish to modify certain terms and provisions of the Repurchase Agreement; and

WHEREAS, contemporaneously with the execution and delivery of this Amendment, the Guarantor and Buyer wish to modify certain terms and provisions of the Guarantee pursuant to a  Second Amendment to Guarantee, dated as of the date hereof (the “Guarantee Amendment”), among the Guarantor and Buyer.

NOW, THEREFORE, the parties hereto agree as follows:

1.           Amendments to Repurchase Agreement.  The Repurchase Agreement is hereby amended as follows:

(a)         Each of the following definitions in Article 2 of the Repurchase Agreement are hereby deleted: “Alternative Rate”, “Alternative Rate Transaction” “Federal Funds Rate”, “Substitute Rate” and “Substitute Rate Applicable Spread”.

(b)          Each of the following definitions in Article 2 of the Repurchase Agreement are hereby deleted and replaced as follows:

“Business Day” means a day other than (i) a Saturday or Sunday, or (ii) a day in which the  New York Stock Exchange or banks in the State of New York are authorized or obligated by law or executive order to be closed. When used with respect to determining (x) LIBOR, “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in London, England are closed for interbank or foreign exchange transactions and (y) any other Benchmark, “Business Day” means any day other than a Saturday, a Sunday or a day on  which the applicable institutions are closed for interbank or foreign exchange transactions.

“LIBOR” shall mean, with respect to each Pricing Rate Period, the rate determined by Buyer to be (i) the per annum rate for one (1) month deposits in Dollars, which appears on the Reuters Screen LIBOR01 Page (or any successor thereto) as the London Interbank Offering Rate as of the Reference Time (rounded upwards, if necessary, to the nearest 1/1000 of 1%); (ii) if such rate does not appear on said Reuters Screen LIBOR01 Page, the arithmetic mean (rounded as aforesaid) of the offered quotations of rates obtained by Buyer from the Reference Banks for one (1) month deposits in Dollars to prime banks in the London  Interbank market as of approximately the Reference Time and in an amount that is representative for a single transaction in the relevant market at the relevant time; or (iii) if fewer than two (2) Reference Banks provide Buyer with such quotations, the rate per annum which Buyer determines to be the arithmetic mean (rounded as aforesaid) of the offered quotations of rates which major banks in New York, New York selected by Buyer are quoting at approximately 11:00 a.m., New York City time, on the Pricing Rate Determination Date for loans in Dollars to leading European banks for a period equal to the applicable Pricing Rate Period in amounts of not less than $1,000,000.00; provided, that such selected banks shall be the same banks as selected for all of Buyer’s other repurchase customers where LIBOR is to be applied, to the extent such banks are available. Buyer’s determination of LIBOR shall be binding and conclusive on Sellers absent manifest error. LIBOR may or may not be the lowest rate based upon the market for U.S. Dollar deposits in the London Interbank Eurodollar Market at which Buyer prices loans on the date which LIBOR is determined by Buyer as set forth above. Notwithstanding the foregoing, in no event shall LIBOR with respect to any Pricing Rate Period or with respect to any Purchased Asset be less than 1.00%.

“Pricing Rate” means, as of any date of determination, an annual rate equal to the  Benchmark applicable to such date, plus the Applicable Spread. The Pricing Rate shall be subject to adjustment and/or conversion as provided in Section 3(g).

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period, (1) if the Benchmark is LIBOR, the second (2nd) Business Day preceding the first day of such Pricing Rate Period and (2) if the Benchmark is not LIBOR, the time determined by Buyer in accordance with the Benchmark Replacement Conforming Changes.

(c)    Clause (a) of the definition of “Monthly Reporting” is hereby deleted and replaced as follows:

(a) any and all financial statements, rent rolls or other material information received from each Mortgagor and other obligors related to each Purchased Loan and the floating rate benchmark or index used to determine interest payments in respect of such Purchased Loan for the preceding calendar month

(d)          The following definitions are hereby added to Article 2 of the Repurchase Agreement in the correct alphabetical order:

“Anticipated Benchmark Replacement Date” shall have the meaning specified in Article 3(g)(i).

“Benchmark” shall mean, initially, LIBOR; provided, that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR or the then- current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement.

“Benchmark Replacement” shall mean the first alternative set forth in the order below that can be determined by Buyer as of the Benchmark Replacement Date:

(1)        the sum of (a) Term SOFR and (b) the Benchmark Replacement Adjustment;

(2)        the sum of (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

(3)        the sum of (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then- current Benchmark and (b) the Benchmark Replacement Adjustment;

(4)        the sum of (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(5)       the sum of (a) the alternate rate of interest that has been selected by Buyer as the replacement for the then-current Benchmark, giving due consideration to any evolving or then-prevailing market convention for determining a rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate CMBS loans at such time and (b) the Benchmark Replacement Adjustment;

provided that, in the case of clauses (1), (2), (3) and (4) above, such rate, or the underlying rates component thereof, is or are displayed on a screen or other information service that publishes such rate or rates from time to time as selected by Buyer in its reasonable discretion, and provided further in all cases that in no event shall the Benchmark Replacement for any Pricing Rate Period be deemed to be less than zero.

“Benchmark Replacement Adjustment” shall mean the first alternative set forth in the order below that can be determined by Buyer as of the Benchmark Replacement Date:

(1)       the spread adjustment (which may be a positive or negative value or zero) or method for calculating or determining such spread adjustment that has been selected, endorsed or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)        if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)        the spread adjustment (which may be a positive or negative value or zero) that has been selected by Buyer giving due consideration to any evolving or then- prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-

current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate CMBS loans at such time;

provided that, in the case of clauses (1) and (2) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by Buyer in its reasonable discretion.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Pricing Rate Determination Date”, the definition of “Pricing Rate Period,” the definition of “Reference Time,” the timing and frequency of determining rates and making payments of interest, preceding and succeeding business day conventions and other administrative matters) that Buyer determines may be appropriate or necessary to reflect  the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Buyer in a manner substantially consistent with market practice for repurchase facilities or similar structured finance arrangements (or, if Buyer decides that adoption of any portion of such market practice is not administratively feasible or if Buyer determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Buyer decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction  Documents).

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1)        in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein (which the parties acknowledge occurred with respect to the current Benchmark on March 5, 2021) and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; and

(2)      in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (the parties hereto acknowledging that a Benchmark Transition Event as defined in clauses (1) and (2) below occurred on March 5, 2021 in respect of LIBOR, but no related Benchmark Replacement Date has been determined as of the Closing Date):

(1)        a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)       a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)       a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” shall mean the compounded average of SOFRs for a one-month period, with the rate, or methodology for this rate, and conventions for this rate (which, for example, may be “compounded in advance” as a mechanism to determine the interest amount  payable prior to each Pricing Rate Period) being established by Buyer in accordance with:

(1)     the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that,

(2)        if, and to the extent that, Buyer determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate, that have been selected by Buyer giving due consideration to any industry-accepted market practice for similar U.S. dollar denominated transactions at such time (as a result of amendment or as originally executed);

provided, further, that if Buyer decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for Buyer, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented  from time to time, or any successor definitional booklet for interest rate derivatives  published from time to time.

“ISDA Fallback Adjustment” shall mean the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect  to the then-current Benchmark.

“ISDA Fallback Rate” shall mean the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the then-current Benchmark, excluding the applicable ISDA Fallback Adjustment.

“Reference Banks” shall mean banks designated by Buyer, in its sole and absolute discretion, each of which shall (i) be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market and (ii) have an established place of business in London.

“Reference Time” shall mean, with respect to any Pricing Rate Period, (x) if the Benchmark is LIBOR, 11:00 a.m. (London time) on the second Business Day preceding the first day of such Pricing Rate Period, and (y) if the Benchmark is not LIBOR, the date and time determined by Buyer in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” shall mean, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Term SOFR” shall mean the forward-looking term rate for a one-month period based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(e)          Section 3(g) of the Repurchase Agreement is hereby deleted and replaced as follows:

3(g) Effect of Benchmark Transition Event.

(i)          Benchmark Conversion Election. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark for any Pricing Rate Period (as determined by Buyer in its sole and absolute discretion (which determination shall be conclusive and binding upon Sellers absent manifest error)), the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Transaction Document in respect of such determination and all determinations on all subsequent dates, without any amendment to, or further action or consent of any other party to, this Agreement (it being acknowledged that a Benchmark Transition  Event  in  respect  of  LIBOR  occurred  on  March  5,  2021,  although  the anticipated

Benchmark Replacement Date in respect of LIBOR is expected to be July 1, 2023 (the “Anticipated Benchmark Replacement Date”).

(ii)        Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Buyer will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Sellers.

(iii)        Standards for Decisions and Determinations. Buyer shall promptly notify Sellers of (i) the Benchmark Replacement Date (but only, in the case of LIBOR, if Buyer determines that it will not be the Anticipated Benchmark Replacement Date), (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Buyer pursuant to this Article 3(g), including any determination with respect to a rate or adjustment or of the occurrence or non occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion of Buyer and without consent from the Sellers.

(iv)       Sellers shall be liable to Buyer, on a joint and several basis, for the amount of all actual out-of-pocket costs and expenses, including third party legal fees and expenses, actually incurred by Buyer in connection with the replacement of any Benchmark or the implementation of any Benchmark Replacement or Benchmark Replacement Conforming Changes in accordance with this Section 3(g).

(f)          Section 3(h) of the Repurchase Agreement is hereby deleted and replaced as follows:

(h)          [Reserved]

(g)          Paragraph 49 of Exhibit VI is hereby deleted and replaced as follows:

(49) Each Purchased Loan bears interest at a floating rate of interest that is based on LIBOR, or, in the event that LIBOR is no longer available, a substitute rate acceptable to Buyer in its sole discretion, plus a margin (which interest rate may be subject to a minimum or “floor” rate)

2.           Effectiveness. The effectiveness of this Amendment is subject to, as applicable receipt by Buyer of the following items listed in clauses (a) through (d) below.

(a)         Amendment(s). (i) This Amendment, duly executed and delivered by each Seller, Pledgor, Guarantor and Buyer and (ii) the Guarantee Amendment duly executed and delivered by Guarantor and Buyer.

(b)        Responsible Officer Certificate. A signed certificate from a Responsible Officer of each Seller relating to each Seller’s execution and delivery of this Amendment and the other Transaction Documents to be executed and delivered in connection with this Amendment, in substantially the form of the “Officer’s Certificate” dated May 22, 2020 in connection with the aforementioned Third Amendment to Amended and Restated Master Repurchase Agreement.

(c)          Good Standing. Certificates of existence and good standing and/or qualification to engage in business for each Seller.

(d)         Fees. Payment by Sellers of the actual costs and expenses, including, without limitation, the reasonable fees and expenses of counsel to Buyer, incurred by Buyer in connection with this Amendment and the transactions contemplated hereby.

3.       Continuing Effect; Reaffirmation of Pledge Agreement and Guarantee. Each of QRS Seller, TRS Seller, Pledgor and Guarantor acknowledge and agree that all terms, covenants and provisions of the Repurchase Agreement, as amended by this Amendment, are ratified and confirmed and shall remain in full force and effect and in addition, any and all guaranties, pledges and indemnities for the benefit of Buyer (including, without limitation, the Pledge Agreement and the Guarantee) and agreements subordinating rights and liens to the rights and liens of Buyer, are hereby ratified and confirmed and shall not be released, diminished, impaired, reduced or adversely affected by this Amendment, and each party indemnifying Buyer, and each party subordinating any right or lien to the rights and liens of Buyer, hereby consents, acknowledges and agrees to the modifications set forth in  this Amendment and waives any common law, equitable, statutory or other rights which such party might otherwise have as a result of or in connection with this Amendment. Each of QRS Seller, TRS Seller, Pledgor and Guarantor certifies that (x) the representations and warranties contained in the Transaction Documents to which it is a party remain true, correct and complete in all material respects as of the date hereof with the same force and effect as if made on the date hereof and (y) it has no offsets, counterclaims or defenses to any of its obligations under the Transaction Documents to which it is a party.

4.          Binding Effect; No Partnership; Counterparts. The provisions of the Repurchase Agreement, as amended hereby, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between any of the parties hereto. For the purpose of facilitating the execution of this Amendment as herein provided, this Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed to be an original, and such counterparts when taken together shall constitute but one and the same instrument.

5.        Further Agreements. Each Seller agrees to execute and deliver such additional documents, instruments or agreements as may be reasonably requested by Buyer and as may be necessary or appropriate from time to time to effectuate the purposes of this Amendment.

6.           Governing Law. The provisions of Section 20 of the Repurchase Agreement are incorporated herein by reference.

7.         Headings. The headings of the sections and subsections of this Amendment are for convenience of reference only and shall not be considered a part hereof nor shall they be deemed to limit or otherwise affect any of the terms or provisions hereof.

8.        References to Transaction Documents. All references to the Repurchase Agreement in any Transaction Document, or in any other document executed or delivered in connection therewith shall, from and after the execution and delivery of this Amendment, be deemed a reference to the  Repurchase Agreement as amended hereby, unless the context expressly requires otherwise.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the day first written above.

BUYER:

GOLDMAN SACHS BANK USA, a New York state-chartered bank

By:	/s/ Jeffrey Dawkins
Name: Jeffrey Dawkins
Title: Authorized Person

[Signature Page to Fourth Amendment]

SELLERS:

KREF LENDING III LLC,
a Delaware limited liability company

By:	/s/ Patrick Mattson
Name: Patrick Mattson
Title: Authorized Signatory

KREF LENDING III TRS LLC,
a Delaware limited liability company

By:	/s/ Patrick Mattson
Name: Patrick Mattson
Title: Authorized Signatory

[Signature Page to Fourth Amendment]

AGREED AND ACKNOWLEDGED:

PLEDGOR:

KREF HOLDINGS III LLC,
a Delaware limited liability company

By:	/s/ Patrick Mattson
Name: Patrick Mattson
Title: Authorized Signatory

GUARANTOR:

KKR REAL ESTATE FINANCE HOLDINGS L.P.
a Delaware limited partnership

By: KKR REAL ESTATE FINANCE TRUST INC., its general partner

By:	/s/ Patrick Mattson
Name: Patrick Mattson
Title: Authorized Signatory

[Signature Page to Fourth Amendment]